Exhibit 99.2

For Immediate News Release

October 24, 2012

AVALONBAY COMMUNITIES, INC. ANNOUNCES

THIRD QUARTER 2012 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended September 30, 2012 was $86,844,000. This resulted in Earnings per Share — diluted (“EPS”) of $0.89 for the quarter ended September 30, 2012, compared to EPS of $0.49 for the comparable period of 2011, an increase of 81.6%. For the nine months ended September 30, 2012, EPS was $3.13 compared to $1.33 for the comparable period of 2011, an increase of 135.3%.

The increase in EPS for the quarter ended September 30, 2012 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from existing and newly developed and acquired communities, a gain on the acquisition of an unconsolidated entity, and a decline in net interest expense.  The increase in EPS for the nine months ended September 30, 2012 over the prior year period is due primarily to an increase in real estate sales and related gains in 2012, increased NOI from existing and newly developed and acquired communities, and a decline in net interest expense.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended September 30, 2012 increased 23.1% to $1.44 from $1.17 for the comparable period of 2011.  FFO per share for the nine months ended September 30, 2012 increased 19.8% to $4.05 from $3.38 for the comparable period of 2011.   Adjusting for the non-routine items detailed in Attachment 14, FFO per share would have increased by 20.5% for the three months ended September 30, 2012 and 20.2% for the nine months ended September 30, 2012 over the prior year periods.

The Company’s FFO per share for the third quarter of 2012 exceeded the midpoint of the range for its third quarter 2012 outlook provided in July 2012. The better than expected results were driven by the Company’s recognition of its promoted interest in conjunction with the acquisition of our partner’s 70% interest in Avalon Del Rey, discussed in this release. Better than expected revenue from existing and newly developed communities also contributed to the outperformance.  These favorable variances were offset in part by the timing of the Company’s capital markets activities, primarily interest and associated costs from the timing of the Company’s third quarter 2012 unsecured notes offering, which the Company previously expected would occur in the fourth quarter of 2012.

The following table provides a comparison of the Company’s actual results to the outlook provided in its second quarter 2012 earnings release in July 2012:

Third Quarter 2012 Results
Comparison to July 2012 Outlook

Per Share

FFO per share 3Q 2012 - July 2012 Outlook (1)	$ 1.40

Favorable Community Revenue	0.01

Timing of capital markets activity (2)	(0.01)

Recognition of promoted interest in joint venture	0.04

FFO per share 3Q 2012 reported results	$ 1.44

(1) Represents the mid-point of the Company’s July 2012 Outlook.

(2) Composed primarily of costs from the Company’s September 2012 $450 million unsecured notes offering.

Commenting on the Company’s results, Tim Naughton, CEO and President, said, “We had a strong third quarter as evidenced by 20% FFO per share growth. Operating fundamentals remain favorable as same-store NOI growth topped 7% for the sixth consecutive quarter and recently completed development communities continued to exceed our expectations.”

Operating Results for the Quarter Ended September 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $18,716,000, or 7.4% to $271,904,000.  For Established Communities, rental revenue increased 5.6%, attributable to increases in Average Rental Rates of 5.1% and Economic Occupancy of 0.5%. As a result, total revenue for Established Communities increased $10,424,000 to $194,883,000. Operating expenses for Established

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

Communities increased $1,547,000, or 2.6%, to $60,316,000. Accordingly, NOI for Established Communities increased by 7.1%, or $8,876,000, to $134,567,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the third quarter of 2012 compared to the third quarter of 2011:

Q3 2012 Compared to Q3 2011

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI (1)

New England	4.0%	6.3%		2.7%	18.9%
Metro NY/NJ	5.0%	3.5%		5.6%	30.4%
Mid-Atlantic	3.8%	4.0%		3.7%	13.1%
Pacific NW	10.0%	(8.2%	)	19.6%	3.7%
No. California	10.5%	(2.2%	)	15.9%	19.7%
So. California	4.7%	1.7%		6.2%	14.2%
Total	5.6%	2.6%		7.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Operating Results for the Nine Months Ended September 30, 2012 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $54,407,000, or 7.4% to $788,262,000. For Established Communities, rental revenue increased 6.0%, attributable to increases in Average Rental Rates of 5.8% and Economic Occupancy of 0.2%. Total revenue for Established Communities increased $32,400,000 to $572,530,000. Operating expenses for Established Communities increased $2,466,000, or 1.4%, to $175,050,000. Accordingly, NOI for Established Communities increased by 8.1%, or $29,934,000, to $397,480,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the nine months ended September 30, 2012 as compared to the nine months ended September 30, 2011:

YTD 2012 Compared to YTD 2011

	Rental	Operating			% of
	Revenue	Expenses		NOI	NOI (1)

New England	4.6%	2.7%		5.6%	19.0%
Metro NY/NJ	5.6%	2.1%		7.2%	29.9%
Mid-Atlantic	4.2%	4.4%		4.2%	13.7%
Pacific NW	9.1%	(0.3%	)	13.6%	3.6%
No. California	10.3%	(0.1%	)	14.7%	19.6%
So. California	4.9%	(2.8%	)	8.8%	14.2%
Total	6.0%	1.4%		8.1%	100.0%

(1) Total represents each region’s % of total NOI from the Company, including discontinued operations.

Development Activity

During the third quarter of 2012, the Company started the construction of four communities: Avalon at Wesmont Station II, located in Wood-Ridge, NJ, Avalon Bloomingdale, located in Bloomingdale, NJ, AVA 55 Ninth, located in San Francisco, CA and Avalon Morrison Park, located in San Jose, CA. These four communities will contain 837 apartment homes when completed, and will be developed for an estimated Total Capital Cost of $258,900,000.

During the third quarter of 2012, the Company completed the development of two communities: Avalon North Bergen, located in North Bergen, NJ and Avalon Ocean Avenue, located in San Francisco, CA. These two communities contain 337 apartment homes and were constructed for an aggregate Total Capital Cost of $101,100,000.

The Company also acquired four land parcels during the quarter ended September 30, 2012 for an aggregate purchase price of approximately $51,300,000.  The Company has started, or anticipates starting construction in 2012 and 2013 on these four land parcels.

Redevelopment Activity

During the third quarter of 2012, the Company commenced the redevelopment of The Avalon, located in Bronxville, NY.  The Avalon contains 110 apartment homes and will be redeveloped for an estimated Total Capital Cost of $8,300,000, excluding costs incurred prior to redevelopment.

During the third quarter of 2012, the Company completed the redevelopment of five communities:  Eaves Foster City, located in Foster City, CA, Eaves Santa Margarita, located in Rancho Santa Margarita, CA, AVA Newport, located in Costa Mesa, CA, Avalon Wilton I, located in Wilton, CT and Avalon at Lexington, located in Lexington, MA. These five communities contain 1,034 apartment homes and were redeveloped for an aggregate Total Capital Cost of $32,100,000, excluding costs incurred prior to redevelopment.

Acquisition Activity

In July 2012, the Company acquired Avalon Del Rey, a 309 apartment home community which was owned by a joint venture in which the Company held a 30% ownership interest.  As part of this transaction the venture repaid the $43,606,000 variable rate note secured by the community.  The Company paid approximately $67,200,000 for its joint venture partner’s 70% interest as well as contributing its proportionate share of the note repayment to the venture.

In conjunction with the acquisition, the Company recognized income from its promoted interest of $4,055,000 included in joint venture income, and a

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

gain of $14,194,000, the amount that the fair value of the Company’s prior 30% ownership interest exceeded its carrying value.

Financing, Liquidity and Balance Sheet Statistics

At September 30, 2012, the Company had no amounts outstanding under its $750,000,000 unsecured credit facility.

At September 30, 2012, the Company had $713,984,000 in unrestricted cash and cash in escrow.

Unencumbered NOI as a percentage of total NOI generated by real estate assets for the nine months ended September 30, 2012 was 73%. Interest Coverage for the third quarter of 2012 was 5.5 times.

New Financing Activity

In July 2012 the Company completed the authorized issuance of shares of common stock under its second Continuous Equity Program (“CEP II”).

In August 2012, the Company commenced its third Continuous Equity Program (“CEP III”), under which the Company is authorized to sell up to $750,000,000 in shares of its common stock from time to time during a 36-month period.

A summary of activity for 2012 for the two programs is provided in the following table:

$500 million CEP II and $750 million CEP III
2012 Activity (1)

	Shares	Average	Net
	Issued	Price/Share	Proceeds

3Q 2012	1,045,314	$ 141.87	$ 146,069,000
YTD 2012	2,165,206	140.98	300,658,000

(1) Includes activity for CEP II through completion of the program in July 2012.

During the three months ended September 30, 2012, the Company sold 729,991 shares at an average sales price of $142.09 per share, for net proceeds of $102,168,000 under CEP III.

In September 2012, the Company issued $450,000,000 principal amount of unsecured notes under its existing shelf registration statement.  The unsecured notes mature in September 2022 and were issued at a 2.95% coupon rate.  The notes have an effective interest rate of approximately 4.30%, including the effect of an interest rate hedge and offering costs.

Fourth Quarter and Updated Full Year 2012 Outlook

For the fourth quarter of 2012, the Company expects EPS in the range of $1.34 to $1.39.  The Company expects EPS for the full year 2012 to be in the range of $4.47 to $4.52.

The Company expects Projected FFO per share in the range of $1.40 to $1.45 for the fourth quarter of 2012 and Projected FFO per share for the full year 2012 to be in the range of $5.45 to $5.50.

Fourth Quarter 2012 Conference Schedule

The Company is scheduled to participate in REITWorld hosted by NAREIT in San Diego, CA from November 13-15, 2012.  During this conference, Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning November 9, 2012 on the Company’s website at http://www.avalonbay.com/events.

Other Matters

The Company will hold a conference call on October 25, 2012 at 1:00 PM ET to review and answer questions about this release, its third quarter 2012 results, the Attachments (described below) and related matters. To participate on the call, dial 1-855-367-4146 domestically and 1-763-416-6924 internationally, and use Conference ID:  34734741.

To hear a replay of the call, which will be available from October 25, 2012 at 5:00 PM ET to October 31, 2012 at 11:59 PM ET, dial 1-855-859-2056 domestically and 1-404-537-3406 internationally, and use Conference ID: 34734741.   A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces earnings release attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

About AvalonBay Communities, Inc.

As of September 30, 2012, the Company owned or held a direct or indirect ownership interest in 205 apartment communities containing 60,101 apartment homes in nine states and the District of Columbia, of which 22 communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Senior Manager of Investor Relations at 1-703-317-4681 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters.  Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability. Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q. The Company does not undertake a duty to update forward-looking statements, including its expected fourth quarter and full year 2012 operating results. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 14, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.”  Attachment 14 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2012 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

THIRD QUARTER 2012
Supplemental Operating and Financial Data

Avalon Charles Pond

Avalon Charles Pond
Coram, NY

AVA

AVA H Street
Washington, DC

eaves
by Avalon
APARTMENT LIVING

eaves Lake Forest
Lake Forest, CA

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio will help us reach new customers and better serve our existing residents.

5

THIRD QUARTER 2012

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Year-to-Date Revenue and Occupancy Changes (Established Communities)	Attachment 7
Operating Expenses (“Opex”) (Established Communities)	Attachment 8

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 9
Redevelopment Communities	Attachment 10
Summary of Development and Redevelopment Community Activity	Attachment 11
Future Development	Attachment 12
Summary of Disposition Activity	Attachment 13

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 14

The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made, are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate.  In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

  Attachment 1

AvalonBay Communities, Inc.

Selected Operating and Other Information

September 30, 2012

(Dollars in thousands except per share data)

(unaudited)

SELECTED OPERATING INFORMATION

	Q3	Q3		YTD	YTD
	2012	2011	% Change	2012	2011	% Change

Net income attributable to common stockholders	$86,844	$44,824	93.7%	$301,512	$118,537	154.4%

Per common share - basic	$0.89	$0.49	81.6%	$3.14	$1.34	134.3%
Per common share - diluted	$0.89	$0.49	81.6%	$3.13	$1.33	135.3%

Funds from Operations	$140,247	$107,587	30.4%	$390,412	$301,072	29.7%
Per common share - diluted	$1.44	$1.17	23.1%	$4.05	$3.38	19.8%

Dividends declared - common	$94,775	$84,801	11.8%	$280,945	$241,876	16.2%
Per common share	$0.9700	$0.8925	8.7%	$2.9100	$2.6775	8.7%

Common shares outstanding	97,705,713	95,015,548	2.8%	97,705,713	95,015,548	2.8%
Outstanding operating partnership units	7,500	7,707	(2.7%)	7,500	7,707	(2.7%)
Total outstanding shares and units	97,713,213	95,023,255	2.8%	97,713,213	95,023,255	2.8%

Average shares and participating securities outstanding - basic	97,253,008	91,810,788	5.9%	96,062,230	88,616,156	8.4%

Weighted shares - basic	97,044,603	91,388,357	6.2%	95,742,676	88,312,930	8.4%
Average operating partnership units outstanding	7,500	7,707	(2.7%)	7,500	8,559	(12.4%)
Effect of dilutive securities	494,466	944,304	(47.6%)	651,382	878,009	(25.8%)

Average shares outstanding - diluted	97,546,569	92,340,368	5.6%	96,401,558	89,199,498	8.1%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount	Rate (2)	Maturities (1)			Interest	Overhead	per Home

Conventional Debt			2012	$205,213	Q312	$12,504	$6,670	$119
Long-term, fixed rate	$3,250,360		2013	$336,849	Q212	$12,625	$6,682	$92
Long-term, variable rate	9,000		2014	$164,284	Q112	$12,320	$6,627	$52
Variable rate facility (3)	–		2015	$418,189	Q411	$10,901	$6,165	$211
Subtotal, Conventional	3,259,360	5.6%	2016	$262,807	Q311	$8,946	$5,893	$181

Tax-Exempt Debt					COMMUNITY INFORMATION
Long-term, fixed rate	181,922
Long-term, variable rate	367,935
Subtotal, Tax-Exempt	549,857	3.8%						Apartment
							Communities	Homes
Total Debt	$3,809,217	5.3%			Current Communities		183	53,487
					Development Communities		22	6,614
					Development Rights		31	8,837

(1) Excludes debt associated with assets classified as held for sale.

(2) Includes costs of financing such as credit enhancement fees, trustees' fees, etc.

(3) Represents the Company's $750 million unsecured credit facility, under which no amounts were drawn at September 30, 2012.

  Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

September 30, 2012

(Dollars in thousands except per share data)

(unaudited)

	Q3	Q3		YTD	YTD
	2012	2011	% Change	2012	2011	% Change
Revenue:
Rental and other income	$269,371	$241,286	11.6%	$773,424	$698,938	10.7%
Management, development and other fees	2,533	2,433	4.1%	7,852	7,085	10.8%
Total	271,904	243,719	11.6%	781,276	706,023	10.7%
Operating expenses:
Direct property operating expenses, excluding property taxes	58,240	56,145	3.7%	166,644	159,493	4.5%
Property taxes	26,184	23,741	10.3%	75,641	70,908	6.7%
Property management and other indirect operating expenses	9,935	10,162	(2.2%)	31,917	29,553	8.0%
Total operating expenses	94,359	90,048	4.8%	274,202	259,954	5.5%

Interest expense, net	(33,985)	(42,659)	(20.3%)	(100,804)	(130,174)	(22.6%)
Loss on extinguishment of debt, net	--	--	--	(1,179)	--	(100.0%)
General and administrative expense	(8,372)	(6,087)	37.5%	(26,398)	(21,524)	22.6%
Joint venture income (1)	5,553	2,615	112.4%	9,801	3,513	179.0%
Investments and investment management expense	(1,582)	(1,328)	19.1%	(4,526)	(3,860)	17.3%
Expensed acquisition, development and other pursuit costs	(608)	(633)	(3.9%)	(1,749)	(2,636)	(33.7%)
Depreciation expense	(65,998)	(60,893)	8.4%	(193,434)	(180,953)	6.9%
Impairment loss	--	(14,052)	(100.0%)	--	(14,052)	(100.0%)
Gain on sale of land	--	13,716	(100.0%)	280	13,716	(98.0%)
Gain on acquisition of unconsolidated real estate entity	14,194	--	100.0%	14,194	--	100.0%
Income from continuing operations	86,747	44,350	95.6%	203,259	110,099	84.6%
Discontinued operations:
Income from discontinued operations (2)	--	327	(100.0%)	2,870	631	354.8%
Gain on sale of real estate	--	--	--	95,049	7,675	1,138.4%
Total discontinued operations	--	327	(100.0%)	97,919	8,306	1,078.9%
Net income	86,747	44,677	94.2%	301,178	118,405	154.4%
Net loss attributable to redeemable noncontrolling interests	97	147	(34.0%)	334	132	153.0%

Net income attributable to common stockholders	$86,844	$44,824	93.7%	$301,512	$118,537	154.4%
Net income attributable to common stockholders per common share - basic	$0.89	$0.49	81.6%	$3.14	$1.34	134.3%
Net income attributable to common stockholders per common share - diluted	$0.89	$0.49	81.6%	$3.13	$1.33	135.3%

(1)    Amounts for the three and nine months ended September 30, 2012 includes $4,055 for income from the Company’s promoted interest recognized upon acquisition of Avalon Del Rey.  Amount for the nine months ended September 30, 2012 also includes a gain of $1,471 related to the sale of three unconsolidated communities. Amounts for the three and nine months ended September 30, 2011 include $1,743 from the sale of an unconsolidated community.

(2)    Reflects net income for investments in real estate classified as discontinued operations as of September 30, 2012 and investments in real estate sold during the period from January 1, 2011 through September 30, 2012.  The following table details income from discontinued operations for the periods shown:

	Q3	Q3	YTD	YTD
	2012	2011	2012	2011
Rental income	$--	$9,469	$6,986	$27,832
Operating and other expenses	--	(5,988)	(2,486)	(17,277)
Interest expense, net	--	(1,311)	(133)	(3,922)
Loss on extinguishment of debt	--	--	(602)	–
Depreciation expense	--	(1,843)	(895)	(6,002)
Income from discontinued operations	$--	$327	$2,870	$631

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	September 30,	December 31,
	2012	2011

Real estate	$8,862,007	$8,243,720
Less accumulated depreciation	(2,013,104)	(1,820,381)

Net operating real estate	6,848,903	6,423,339

Construction in progress, including land	725,450	597,346
Land held for development	304,295	325,918
Operating real estate assets held for sale, net	--	78,427

Total real estate, net	7,878,648	7,425,030

Cash and cash equivalents	664,133	616,853
Cash in escrow	49,851	73,400
Resident security deposits	25,242	23,597
Other assets	350,692	343,510

Total assets	$8,968,566	$8,482,390

Unsecured notes, net	$1,899,208	$1,629,210
Unsecured facility	--	--
Notes payable	1,908,872	1,969,986
Resident security deposits	39,754	36,620
Liabilities related to assets held for sale	--	35,467
Other liabilities	392,654	402,152

Total liabilities	$4,240,488	$4,073,435

Redeemable noncontrolling interests	7,203	7,063

Equity	4,720,875	4,401,892

Total liabilities and equity	$8,968,566	$8,482,390

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

September 30, 2012

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	Homes	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

RENTAL REVENUE
Established (2)	31,734	$194,812	$190,196	$187,308	$186,051
Other Stabilized (2) (3)	7,868	38,222	35,455	34,485	33,759
Redevelopment (2)	3,942	23,855	22,820	22,372	22,254
Development (2)	7,838	11,345	6,690	3,458	2,199
Total Consolidated Communities	51,382	$268,234	$255,161	$247,623	$244,263

OPERATING EXPENSE
Established		$60,316	$57,748	$56,987	$56,707
Other Stabilized		13,524	12,936	12,083	13,050
Redevelopment		6,926	6,732	6,561	6,271
Development		3,658	2,937	1,876	1,068
Total Consolidated Communities		$84,424	$80,353	$77,507	$77,096

NOI (2)
Established		$134,567	$132,531	$130,382	$129,405
Other Stabilized		25,691	23,244	22,705	21,344
Redevelopment		16,993	16,136	15,843	16,015
Development		7,690	3,757	1,584	1,134
Total Consolidated Communities		$184,941	$175,668	$170,514	$167,898

AVERAGE REVENUE PER OCCUPIED HOME
Established		$2,125	$2,085	$2,048	$2,037
Other Stabilized		1,689	1,638	1,607	1,627
Redevelopment		2,121	2,046	2,000	1,972
Development (4)		2,710	2,546	2,399	2,308

ECONOMIC OCCUPANCY
Established		96.3%	95.8%	96.1%	95.9%
Other Stabilized		96.5%	95.4%	95.6%	94.4%
Redevelopment		95.1%	94.4%	94.7%	95.6%
Development (5)		55.8%	40.8%	28.7%	26.1%

STABILIZED COMMUNITIES TURNOVER
Current Year Period / Prior Year Period (6)		65.4% / 67.3%	56.4% / 55.8%	43.9% / 43.5%	46.0% / 45.4%

(1)	Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Results for these communities for quarters prior to January 1, 2012 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)	Average revenue per occupied home for Development Communities includes only those assets with at least one full quarter of lease-up activity.

(5)

Economic Occupancy for Development Communities is calculated based on the communities currently generating revenue. For detail of occupancy rates for communities under construction, and communities for which construction has completed, but the community has not yet reached stabilized occupancy, see Attachment #9, Development Communities.

(6)

Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for communities with stabilized occupancy for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

September 30, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		Q3 12	Q3 11	% Change	Q3 12	Q3 11	% Change	Q3 12	Q3 11	% Change
New England
Boston, MA	4,719	$2,102	$2,005	4.8%	95.7%	95.9%	(0.2%)	$28,477	$27,219	4.6%
Fairfield-New Haven, CT	2,347	2,121	2,051	3.4%	95.5%	96.3%	(0.8%)	14,266	13,899	2.6%
New England Average	7,066	2,108	2,021	4.3%	95.7%	96.0%	(0.3%)	42,743	41,118	4.0%

Metro NY/NJ
New York, NY	4,027	2,924	2,791	4.8%	96.9%	96.2%	0.7%	34,242	32,461	5.5%
New Jersey	2,246	2,081	2,000	4.1%	96.7%	96.3%	0.4%	13,559	12,977	4.5%
Long Island, NY	1,620	2,456	2,378	3.3%	96.5%	95.8%	0.7%	11,519	11,081	4.0%
Metro NY/NJ Average	7,893	2,588	2,482	4.3%	96.8%	96.1%	0.7%	59,320	56,519	5.0%

Mid-Atlantic
Washington Metro	4,748	1,925	1,866	3.2%	95.9%	95.3%	0.6%	26,296	25,340	3.8%
Mid-Atlantic Average	4,748	1,925	1,866	3.2%	95.9%	95.3%	0.6%	26,296	25,340	3.8%

Pacific Northwest
Seattle, WA	1,908	1,524	1,406	8.4%	96.2%	94.6%	1.6%	8,397	7,631	10.0%
Pacific Northwest Average	1,908	1,524	1,406	8.4%	96.2%	94.6%	1.6%	8,397	7,631	10.0%

Northern California
San Jose, CA	2,442	2,233	2,036	9.7%	95.5%	94.8%	0.7%	15,618	14,144	10.4%
Oakland-East Bay, CA	1,699	1,758	1,625	8.2%	96.7%	95.4%	1.3%	8,661	7,913	9.5%
San Francisco, CA	1,079	2,762	2,484	11.2%	96.8%	96.1%	0.7%	8,656	7,735	11.9%
Northern California Average	5,220	2,188	1,995	9.7%	96.1%	95.3%	0.8%	32,935	29,792	10.5%

Southern California
Los Angeles, CA	2,974	1,804	1,742	3.6%	97.4%	96.0%	1.4%	15,687	14,935	5.0%
Orange County, CA	1,000	1,757	1,665	5.5%	95.8%	95.4%	0.4%	5,050	4,767	5.9%
San Diego, CA	925	1,653	1,614	2.4%	95.5%	95.8%	(0.3%)	4,384	4,292	2.1%
Southern California Average	4,899	1,766	1,703	3.7%	96.8%	95.8%	1.0%	25,121	23,994	4.7%
Average/Total Established	31,734	$2,125	$2,022	5.1%	96.3%	95.8%	0.5%	$194,812	$184,394	5.6%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.3% between years.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

September 30, 2012

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000’s)

		Q3 12	Q2 12	% Change	Q3 12	Q2 12	% Change	Q3 12	Q2 12	% Change
New England
Boston, MA	4,719	$2,102	$2,057	2.2%	95.7%	95.3%	0.4%	$28,477	$27,762	2.6%
Fairfield-New Haven, CT	2,347	2,121	2,078	2.1%	95.5%	95.4%	0.1%	14,266	13,965	2.2%
New England Average	7,066	2,108	2,064	2.1%	95.7%	95.3%	0.4%	42,743	41,727	2.4%

Metro NY/NJ
New York, NY	4,027	2,924	2,891	1.1%	96.9%	96.5%	0.4%	34,242	33,698	1.6%
New Jersey	2,246	2,081	2,045	1.8%	96.7%	96.0%	0.7%	13,559	13,222	2.5%
Long Island, NY	1,620	2,456	2,394	2.6%	96.5%	96.4%	0.1%	11,519	11,221	2.7%
Metro NY/NJ Average	7,893	2,588	2,548	1.6%	96.8%	96.3%	0.5%	59,320	58,141	2.0%

Mid-Atlantic
Washington Metro	4,748	1,925	1,902	1.2%	95.9%	95.3%	0.6%	26,296	25,825	1.8%
Mid-Atlantic Average	4,748	1,925	1,902	1.2%	95.9%	95.3%	0.6%	26,296	25,825	1.8%

Pacific Northwest
Seattle, WA	1,908	1,524	1,468	3.8%	96.2%	96.5%	(0.3%)	8,397	8,110	3.5%
Pacific Northwest Average	1,908	1,524	1,468	3.8%	96.2%	96.5%	(0.3%)	8,397	8,110	3.5%

Northern California
San Jose, CA	2,442	2,233	2,154	3.7%	95.5%	95.9%	(0.4%)	15,618	15,136	3.2%
Oakland-East Bay, CA	1,699	1,758	1,719	2.3%	96.7%	96.3%	0.4%	8,661	8,436	2.7%
San Francisco, CA	1,079	2,762	2,672	3.4%	96.8%	96.3%	0.5%	8,656	8,329	3.9%
Northern California Average	5,220	2,188	2,120	3.2%	96.1%	96.1%	0.0%	32,935	31,901	3.2%

Southern California
Los Angeles, CA	2,974	1,804	1,794	0.6%	97.4%	95.7%	1.7%	15,687	15,318	2.4%
Orange County, CA	1,000	1,757	1,716	2.4%	95.8%	95.1%	0.7%	5,050	4,895	3.2%
San Diego, CA	925	1,653	1,622	1.9%	95.5%	95.1%	0.4%	4,384	4,279	2.5%
Southern California Average	4,899	1,766	1,745	1.2%	96.8%	95.5%	1.3%	25,121	24,492	2.6%
Average/Total Established	31,734	$2,125	$2,085	1.9%	96.3%	95.8%	0.5%	$194,812	$190,196	2.4%

(1) Reflects the effect of concessions amortized over the average lease term.

Attachment 7

AvalonBay Communities, Inc.

Year-to-Date Revenue and Occupancy Changes - Established Communities (1)

September 30, 2012

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)

		YTD 12	YTD 11	% Change	YTD 12	YTD 11	% Change	YTD 12	YTD 11	% Change
New England
Boston, MA	4,719	$2,062	$1,954	5.5%	95.5%	95.9%	(0.4%)	83,608	79,521	5.1%
Fairfield-New Haven, CT	2,347	2,075	1,991	4.2%	95.7%	96.5%	(0.8%)	41,939	40,549	3.4%
New England Average	7,066	2,067	1,964	5.2%	95.5%	96.1%	(0.6%)	125,547	120,070	4.6%

Metro NY/NJ
New York, NY	4,027	2,887	2,714	6.4%	96.5%	96.1%	0.4%	100,934	94,528	6.8%
New Jersey	2,246	2,048	1,961	4.4%	96.4%	96.2%	0.2%	39,882	38,131	4.6%
Long Island, NY	1,620	2,409	2,333	3.3%	96.3%	96.2%	0.1%	33,832	32,713	3.4%
Metro NY/NJ Average	7,893	2,550	2,422	5.3%	96.4%	96.1%	0.3%	174,648	165,372	5.6%

Mid-Atlantic
Washington Metro	4,748	1,898	1,832	3.6%	96.0%	95.4%	0.6%	77,812	74,655	4.2%
Mid-Atlantic Average	4,748	1,898	1,832	3.6%	96.0%	95.4%	0.6%	77,812	74,655	4.2%

Pacific Northwest
Seattle, WA	1,908	1,472	1,368	7.6%	96.6%	95.1%	1.5%	24,408	22,364	9.1%
Pacific Northwest Average	1,908	1,472	1,368	7.6%	96.6%	95.1%	1.5%	24,408	22,364	9.1%

Northern California
San Jose, CA	2,442	2,160	1,953	10.6%	95.8%	96.0%	(0.2%)	45,479	41,197	10.4%
Oakland-East Bay, CA	1,699	1,721	1,577	9.1%	96.3%	96.3%	0.0%	25,344	23,232	9.1%
San Francisco, CA	1,079	2,683	2,413	11.2%	96.4%	96.0%	0.4%	25,111	22,508	11.6%
Northern California Average	5,220	2,125	1,926	10.3%	96.1%	96.1%	0.0%	95,934	86,937	10.3%

Southern California
Los Angeles, CA	2,974	1,791	1,711	4.7%	96.5%	95.9%	0.6%	46,242	43,917	5.3%
Orange County, CA	1,000	1,719	1,623	5.9%	95.8%	95.9%	(0.1%)	14,828	14,020	5.8%
San Diego, CA	925	1,625	1,573	3.3%	95.4%	95.9%	(0.5%)	12,897	12,550	2.8%
Southern California Average	4,899	1,745	1,668	4.6%	96.2%	95.9%	0.3%	73,967	70,487	4.9%

Average/Total Established	31,734	$2,086	$1,971	5.8%	96.1%	95.9%	0.2%	$572,316	$539,885	6.0%

(1) Established Communities are communities with stabilized operating expenses as of January 1, 2011 such that a comparison of 2011 to 2012 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 5.6% between years.

Attachment 8

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

September 30, 2012

(Dollars in thousands)

(unaudited)

				Q3 2012				YTD 2012
	Q3	Q3		% of	YTD	YTD		% of
	2012	2011	% Change	Total Opex	2012	2011	% Change	Total Opex

Property taxes (2)	$19,195	$17,680	8.6%	31.8%	$56,228	$53,752	4.6%	32.1%
Payroll (3)	13,864	13,323	4.1%	23.0%	41,306	39,596	4.3%	23.6%
Repairs & maintenance (4)	10,609	11,080	(4.3%)	17.6%	29,574	29,365	0.7%	16.9%
Utilities (5)	6,665	6,790	(1.8%)	11.1%	19,098	20,336	(6.1%)	10.9%
Office operations (6)	6,295	6,607	(4.7%)	10.4%	18,725	19,833	(5.6%)	10.7%
Insurance (7)	1,868	1,466	27.4%	3.1%	5,276	4,651	13.4%	3.0%
Marketing	1,820	1,823	(0.2%)	3.0%	4,843	5,051	(4.1%)	2.8%
Total Established Communities
Operating Expenses (8)	$60,316	$58,769	2.6%	100.0%	$175,050	$172,584	1.4%	100.0%

(1) See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2) Property taxes increased for the three and nine months ended September 30, 2012 primarily due to increases in rates and assessments.  The increase for the nine months ended September 30, 2012 is offset partially by refunds received in the current year.

(3) Payroll includes expenses directly related to on-site operations.  The increases for the three and nine months ended September 30, 2012 over the prior year periods are due primarily to increased compensation and benefits costs.

(4) The decrease in repairs & maintenance for the three months ended September 30, 2012 is due primarily to a decrease in resident turnover costs from the prior year.

(5) Utilities represents aggregate utility costs, net of resident reimbursements.  The decrease for the nine months ended September 30, 2012 from the prior year periods is due primarily to lower electric and gas expense.  The lower costs are driven by lower rates from negotiated contracts and benefits realized from the Company’s investment in energy efficient infrastructure as well as the mild winter experienced across the United States.

(6) Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The decreases for the three and nine months ended September 30, 2012 from the prior year periods are due primarily to a decrease in bad debt expense as well as from  savings in telecommunications costs.

(7) Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims proceeds. The increase over the prior year periods are due primarily to the policy renewals for property, general liability and worker’s compensation, as well as the timing of claims.  Insurance costs can exhibit volatility and timing of estimated and actual claim activity and the related proceeds received.

(8) Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support related expenses.

14

Attachment 9

AvalonBay Communities, Inc.

Development Communities as of September 30, 2012

Community Information		Number	Total	Schedule				Avg Rent				%
		of	Capital				Stabilized	Per	%	%	%	Economic
		Apt	Cost		Initial		Operations	Home	Comp	Leased	Occupied	Occ.
Development Name	Location	Homes	(millions) (1)	Start	Occupancy	Complete	(1)	(1)	(2)	(3)	(4)	(1) (5)

Under Construction:
1. Avalon Green II	Greenburgh, NY	444	$ 107.8	Q3 2010	Q3 2011	Q4 2012	Q2 2013	$ 2,455	95.9%	87.8%	83.3%	67.2%
2. Avalon at Wesmont Station I	Wood-Ridge, NJ	266	62.5	Q4 2010	Q1 2012	Q4 2012	Q2 2013	1,935	100.0%	90.2%	87.2%	63.1%
3. Avalon Garden City	Garden City, NY	204	68.0	Q2 2011	Q2 2012	Q4 2012	Q2 2013	3,255	67.6%	70.1%	58.3%	27.8%
4. Avalon Park Crest	Tysons Corner, VA	354	77.6	Q4 2010	Q3 2012	Q2 2013	Q4 2013	2,070	44.9%	44.1%	37.6%	15.5%
5. Avalon Somerset	Somerset, NJ	384	79.5	Q4 2011	Q3 2012	Q4 2013	Q2 2014	1,965	12.5%	13.3%	5.5%	0.3%
6. Avalon Irvine II	Irvine, CA	179	46.2	Q3 2011	Q4 2012	Q2 2013	Q4 2013	1,840	0.0%	4.5%	0.0%	0.0%
7. Avalon Exeter	Boston, MA	187	114.0	Q2 2011	Q3 2013	Q1 2014	Q3 2014	4,335	-	-	-	-
8. AVA Ballard	Seattle, WA	265	68.8	Q3 2011	Q2 2013	Q3 2013	Q1 2014	1,715	-	-	-	-
9. Avalon Shelton III	Shelton, CT	251	47.9	Q3 2011	Q1 2013	Q3 2013	Q1 2014	1,745	-	-	-	-
10. Avalon Hackensack	Hackensack, NJ	226	47.2	Q3 2011	Q2 2013	Q4 2013	Q2 2014	2,555	-	-	-	-
11. AVA H Street	Washington, D.C.	138	35.1	Q4 2011	Q4 2012	Q2 2013	Q4 2013	2,065	-	-	-	-
12. Avalon West Chelsea/AVA High Line	New York, NY	715	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	-	-	-	-
13. Avalon Natick	Natick, MA	407	82.9	Q4 2011	Q2 2013	Q2 2014	Q4 2014	1,805	-	-	-	-
14. Avalon Mosaic	Tysons Corner, VA	531	120.9	Q1 2012	Q4 2013	Q3 2014	Q1 2015	1,930	-	-	-	-
15. Avalon East Norwalk	Norwalk, CT	240	45.5	Q2 2012	Q2 2013	Q1 2014	Q3 2014	1,840	-	-	-	-
16. Avalon Dublin Station II	Dublin, CA	255	73.0	Q2 2012	Q4 2013	Q2 2014	Q4 2014	2,080	-	-	-	-
17. Avalon/AVA Assembly Row	Somerville, MA	448	113.5	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,310	-	-	-	-
18. AVA University District	Seattle, WA	283	76.7	Q2 2012	Q1 2014	Q3 2014	Q1 2015	1,760	-	-	-	-
19. Avalon at Wesmont Station II	Wood-Ridge, NJ	140	24.8	Q3 2012	Q2 2013	Q4 2013	Q2 2014	1,940	-	-	-	-
20. Avalon Bloomingdale	Bloomingdale, NJ	174	31.1	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,955	-	-	-	-
21. Avalon Morrison Park	San Jose, CA	250	79.7	Q3 2012	Q1 2014	Q3 2014	Q1 2015	2,560	-	-	-	-
22. AVA 55 Ninth	San Francisco, CA	273	123.3	Q3 2012	Q2 2014	Q4 2014	Q2 2015	3,160	-	-	-	-

Subtotal / Weighted Average		6,614	$ 1,802.1					$ 2,325

Completed this Quarter:
1. Avalon Ocean Avenue	San Francisco, CA	173	$ 59.4	Q4 2010	Q1 2012	Q3 2012	Q1 2013	$ 2,585	100.0%	96.5%	95.4%	62.8%
2. Avalon North Bergen	North Bergen, NJ	164	41.7	Q4 2010	Q2 2012	Q3 2012	Q1 2013	2,055	100.0%	98.2%	97.6%	71.5%

Subtotal / Weighted Average		337	$ 101.1					$ 2,330

Total / Weighted Average		6,951	$ 1,903.2					$ 2,325

Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.8%

Non-Stabilized Development Communities Completed in Prior Quarters (6):				Asset Cost Basis (millions)								Source
1. Avalon Rockville Centre	Rockville Centre, NY	349	$ 109.7	Capital Cost, Under Construction and Completed This Quarter							$ 1,903.2	Att. 9
2. AVA Queen Anne	Seattle, WA	203	54.6	Less: Remaining to Invest, Under Construction and Completed This Quarter							(961.2)	Att. 11
3. Avalon Cohasset	Cohasset, MA	220	55.0	Subtotal: Asset Cost Basis, Under Construction and Completed This Quarter							942.0
4. Avalon Andover	Andover, MA	115	26.6	Capital Cost, Prior Quarters Non-Stabilized Development Completions							245.9	Att. 9
		887	$ 245.9	Total Asset Cost Basis, Under Construction and Non-Stabilized Development							$ 1,187.9

Net Operating Income/(Deficit) for communities presented on this attachment was $7.7 million for Q3 2012.

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of October 19, 2012.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of October 19, 2012.

(4)	Physical occupancy based on apartment homes occupied as of October 19, 2012.

(5)	Represents Economic Occupancy for the third quarter of 2012.

(6)

Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter.  These assets achieved 89.6% economic occupancy during the third quarter of 2012.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2012.

Attachment 10

AvalonBay Communities, Inc.

Redevelopment Communities as of September 30, 2012

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 9/30/2012

Under Redevelopment:

1. Avalon Sunset Towers	San Francisco, CA	243	$ 13.1	Q2 1996	Q4 2010	Q3 2013	Q1 2014	$ 2,680	107
2. AVA Ballston	Arlington, VA	344	13.9	Q4 1993	Q3 2011	Q4 2012	Q2 2013	2,185	275
3. Avalon at Center Place	Providence, RI	225	6.7	Q2 1997	Q4 2011	Q4 2012	Q2 2013	2,425	221
4. AVA Cortez Hill (3)	San Diego, CA	299	10.5	Q1 1998	Q4 2011	Q4 2012	Q2 2013	1,690	270
5. Eaves San Jose	San Jose, CA	440	14.9	Q3 1996	Q4 2011	Q2 2013	Q4 2013	1,855	242
6. Eaves Fairfax	Fairfax, VA	141	4.9	Q2 1997	Q2 2012	Q4 2012	Q2 2013	1,740	99
7. The Avalon	Bronxville, NY	110	8.3	Q3 1999	Q3 2012	Q3 2013	Q1 2014	4,080	--

Subtotal/ Weighted Average		1,802	$ 72.3					$ 2,200	1,214

Completed this Quarter:

1. Eaves Foster City	Foster City, CA	288	$ 7.0	Q1 1994	Q3 2011	Q3 2012	Q1 2013	$ 2,045	288
2. Eaves Santa Margarita	Rancho Santa Margarita, CA	301	7.0	Q2 1997	Q3 2011	Q3 2012	Q4 2012	1,500	301
3. Avalon Wilton I	Wilton, CT	102	5.4	Q2 1997	Q4 2011	Q3 2012	Q4 2012	3,385	102
4. Avalon at Lexington	Lexington, MA	198	7.1	Q3 1994	Q4 2011	Q3 2012	Q4 2012	2,165	198
5. AVA Newport	Costa Mesa, CA	145	5.6	Q3 1996	Q4 2011	Q3 2012	Q4 2012	1,890	145
Subtotal/ Weighted Average		1,034	$ 32.1					$ 2,020	1,034
Total / Weighted Average		2,836	$ 104.4					$ 2,135	2,248

(1)    Exclusive of costs incurred prior to Redevelopment.

(2)    See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)    As part of the budgeted redevelopment, the Company converted vacant retail space into 5 additional apartment homes.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2012.

Attachment 11

AvalonBay Communities, Inc.

Summary of Development and Redevelopment Community Activity (1) as of September 30, 2012

(Dollars in Thousands)

DEVELOPMENT

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (2)	Occupied (3)	Invest (4)	Period End (5)

Total - 2010 Actual	1,730	$404,910	$578,159	$466,991	$296,292

Total - 2011 Actual	1,086	$525,391	$298,259	$804,231	$578,809

2012 Projected:
Quarter 1 (Actual)	213	$151,594	$54,692	$775,395	$663,459
Quarter 2 (Actual)	698	189,325	189,201	896,049	652,000
Quarter 3 (Actual)	631	193,187	164,161	961,234	708,497
Quarter 4 (Projected)	438	179,216	109,140	782,018	699,975

Total - 2012 Projected	1,980	$713,322	$517,194

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (2)	Invest (4)	Period End

Total - 2010 Actual	$47,688	$73,518	$13,412

Total - 2011 Actual	$62,986	$87,646	$18,790

2012 Projected:
Quarter 1 (Actual)	$15,307	$67,657	$25,158
Quarter 2 (Actual)	25,317	46,322	29,493
Quarter 3 (Actual)	26,305	26,878	16,953
Quarter 4 (Projected)	15,344	11,534	11,770

Total - 2012 Projected	$82,273

(1)	Data is presented for all communities currently under development or redevelopment.

(2)

Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Represents projected Total Capital Cost of apartment homes completed and occupied, or projected to be occupied during the quarter or year. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied, or projected to be occupied during the quarter or year.

(4)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(5)	2012 Quarter 3 (Actual) reflects construction in progress for communities under development and includes $23.8 million related to communities not currently under development or redevelopment.

This chart contains forward-looking statements.   Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2012.

Attachment 12

AvalonBay Communities, Inc.

Future Development as of September 30, 2012

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 3/31/2012	34	9,415	$2,804

Q2 2012 Additions	3	922	$275
Q2 2012 Construction Starts	(4)	(1,227)	(308)
Q2 2012 Adjustments to existing Dev Rights	-	(74)	24

Development Rights as of 6/30/2012	33	9,036	$2,795

Q3 2012 Additions	2	566	$146
Q3 2012 Construction Starts	(4)	(837)	(259)
Q3 2012 Adjustments to existing Dev Rights		72	(38)

Development Rights as of 9/30/2012	31	8,837	$2,644

Current Development Rights by Market as of September 30, 2012

Boston, MA	5	1,515	$547
Fairfield-New Haven, CT	2	290	63
New York, NY (3)	3	1,405	545
New Jersey	8	2,131	468
Long Island, NY	1	303	76
Washington, DC Metro	3	885	216
Seattle, WA	3	739	174
Oakland-East Bay, CA	1	255	73
San Francisco, CA	1	182	85
Los Angeles, CA	3	911	342
San Diego, CA	1	221	55

Total	31	8,837	$2,644

(1)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land, which was originally acquired for $230 million, for the future development of 10 of 31 Development Rights.  Construction is expected to commence in 2012 or 2013 on 7 of the 10 Development Rights for which land is owned.

(3)	Includes development rights in Westchester County and Rockland County, NY.

This chart contains forward-looking statements.  Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the third quarter of 2012.

Attachment 13

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of September 30, 2012

(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (Loss) (3)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)

1998 - 2002:
41 Communities	$969,339	$224,887	$85,935	$138,952	7.9%	14.6%

2003 - 2007:
33 Communities, 1 Office Building	$1,649,678	$787,521	$126,149	$661,372	4.9%	16.4%
9 Land Parcels (5)

2008:
10 Communities	$564,950	$284,901	$55,786	$229,115	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (6)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
3 Communities, 1 Office Building (6)	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (7)	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
2 Communities, 1 Land Parcel (8)	$186,050	$95,329	$45,147	$50,182	5.3%	11.1%

1998 - 2012 Total
97 Communities, 2 Office Buildings,	$4,054,768	$1,822,561	$537,919	$1,284,642	5.9%	14.7%
15 Land Parcels

(1)	Activity excludes dispositions by Fund I and dispositions to joint venture entities in which the Company retains an economic interest.

(2)

For dispositions from January 1, 1998 through December 31, 2002 the Weighted Average Holding Period is 4.5 years, for dispositions from January 1, 2003 through December 31, 2007, the Weighted Average Holding Period is 7.6 years and for dispositions from January 1, 2008 through September 30, 2012 the Weighted Average Holding Period is 12.6 years.  For January 1, 1998 through September 30, 2012 the Weighted Average Holding Period is 8.5 years.

(3)	See Attachment #14 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)

For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment period, are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(5)	GAAP gains for sales during this period include our proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(6)

2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(7)

2011 results exclude the Company’s proportionate gain of $7,675 associated with an asset exchange.  2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded  in prior periods, on two of the land parcels sold.

(8)	2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold.

Attachment 14

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”).  FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies.  A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD
	2012	2011	2012	2011

Net income attributable to common stockholders	$86,844	$44,824	$301,512	$118,537
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	67,590	64,499	199,593	191,933
Distributions to noncontrolling interests, including discontinued operations	7	7	21	20
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	--	(1,743)	(1,471)	(1,743)
Gain on sale of previously depreciated real estate assets	--	--	(95,049)	(7,675)
Gain on acquisition of unconsolidated real estate entity	(14,194)	--	(14,194)	--

FFO attributable to common stockholders	$140,247	$107,587	$390,412	$301,072

Average shares outstanding - diluted	97,546,569	92,340,368	96,401,558	89,199,498

Earnings per share - diluted	$0.89	$0.49	$3.13	$1.33

FFO per common share - diluted	$1.44	$1.17	$4.05	$3.38

The Company’s results for the three and nine months ended September 30, 2012 and the comparable prior year periods include the non-routine items outlined in the following table:

Attachment 14

Non-Routine Items

Decrease (Increase) in Net income and FFO

(dollars in thousands)

	Q3	YTD	Q3	YTD
	2012	2012	2011	2011

Prepayment penalties and write off of deferred financing costs	$-	$1,853	$-	$-
Acquisition costs - consolidated and joint venture (1)	88	392	139	1,414
Gain on land sales	-	(280)	(13,716)	(13,716)
Joint venture promoted income (2)	(4,055)	(4,055)	-	-
Legal settlements and severance related costs	895	1,362	-	(400)
Interest income on escrow	-	-	-	(2,478)
Land impairments	-	-	14,052	14,052

Total non-routine items	$(3,072)	$(728)	$475	$(1,128)

Weighted average dilutive shares outstanding	97,546,569	96,401,558	92,340,368	89,199,498

(1)  Includes the Company’s proportionate share of acquisition costs for joint venture acquisitions.

(2) Represents promoted income related to the acquisition of Avalon Del Rey.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the fourth quarter and full year 2012 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q4 2012	$ 1.34	$ 1.39
Projected depreciation (real estate related)	0.67	0.72
Projected gain on sale of operating communities	(0.61)	(0.66)

Projected FFO per share (diluted) - Q4 2012	$ 1.40	$ 1.45

Projected EPS (diluted) - Full Year 2012	$ 4.47	$ 4.52
Projected depreciation (real estate related)	2.74	2.79
Projected gain on sale of operating communities	(1.76)	(1.81)

Projected FFO per share (diluted) - Full Year 2012	$ 5.45	$ 5.50

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more

Attachment 14

reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q3	Q3	Q2	Q1	Q4	YTD	YTD
	2012	2011	2012	2012	2011	2012	2011

Net income	$ 86,747	$ 44,677	$ 156,821	$ 57,609	$ 322,965	$ 301,178	$ 118,405
Indirect operating expenses, net of corporate income	7,396	7,743	8,617	8,036	8,096	24,049	22,490
Investments and investment management expense	1,582	1,328	1,499	1,446	1,266	4,526	3,860
Expensed acquisition, development and other pursuit costs	608	633	901	239	330	1,749	2,636
Interest expense, net	33,985	42,659	33,193	33,626	37,640	100,804	130,174
Loss on extinguishment of debt, net	--	--	--	1,179	1,940	1,179	--
General and administrative expense	8,372	6,087	8,316	9,710	7,847	26,398	21,524
Joint venture income	(5,553)	(2,615)	(2,073)	(2,175)	(1,607)	(9,801)	(3,513)
Depreciation expense	65,998	60,893	64,875	62,561	61,991	193,434	180,953
Impairment loss	--	14,052	--	--	--	--	14,052
Gain on sale of real estate assets	--	(13,716)	(95,329)	--	(273,415)	(95,329)	(21,391)
(Income) loss from discontinued operations	--	(327)	(1,152)	(1,717)	845	(2,870)	(631)
Gain on acquisition of unconsolidated real estate entity	(14,194)	--	--	--	--	(14,194)	--

NOI from continuing operations	$ 184,941	$ 161,414	$ 175,668	$ 170,514	$ 167,898	$ 531,123	$ 468,559

Established:
New England	$ 27,374	$ 26,650	$ 27,263	$ 26,631	$ 27,299	$ 81,268	$ 76,930
Metro NY/NJ	41,051	38,885	40,637	39,591	38,571	121,280	113,166
Mid-Atlantic	18,618	17,954	18,722	18,816	19,063	56,156	53,912
Pacific NW	5,984	5,003	5,651	5,572	5,229	17,207	15,145
No. California	24,316	20,979	23,235	22,793	21,917	70,344	61,317
So. California	17,224	16,220	17,023	16,979	17,326	51,225	47,076
Total Established	134,567	125,691	132,531	130,382	129,405	397,480	367,546
Other Stabilized	25,691	20,987	23,244	22,705	21,344	71,641	57,347
Development/Redevelopment	24,683	14,736	19,893	17,427	17,149	62,002	43,666
NOI from continuing operations	$ 184,941	$ 161,414	$ 175,668	$ 170,514	$ 167,898	$ 531,123	$ 468,559

Attachment 14

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2011 through September 30, 2012 or classified as held for sale at September 30, 2012).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2012	2011	2012	2011

Income from discontinued operations	$-	$327	$2,870	$631
Interest expense, net	-	1,311	133	3,922
Loss on extinguishment of debt	-	-	602	-
Depreciation expense	-	1,843	895	6,002

NOI from discontinued operations	$-	$3,481	$4,500	$10,555

NOI from assets sold	-	3,481	4,500	10,555

NOI from discontinued operations	$-	$3,481	$4,500	$10,555

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions associated with the Company’s apartment homes, on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 14

A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q3	Q3	YTD	YTD

	2012	2011	2012	2011

Rental revenue (GAAP basis)	$ 194,812	$ 184,394	$ 572,316	$ 539,885
Concessions amortized	59	794	354	3,577
Concessions granted	(53)	(97)	(139)	(1,231)

Rental revenue (with concessions on a cash basis)	$ 194,818	$ 185,091	$ 572,531	$ 542,231

% change -- GAAP revenue		5.6%		6.0%

% change -- cash revenue		5.3%		5.6%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended September 30, 2012 as well as prior years’ activities is presented on Attachment 13.

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the third quarter of 2012 are as follows (dollars in thousands):

Net income attributable to common stockholders	$ 86,844
Interest expense, net	33,985
Depreciation expense	65,998

EBITDA	$ 186,827

Interest expense, net	$ 33,985

Interest coverage	5.5

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost

Attachment 14

reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 - $300 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the nine months ended September 30, 2012 is as follows (dollars in thousands):

Attachment 14

NOI for Established Communities	$ 397,480
NOI for Other Stabilized Communities	71,641
NOI for Development/Redevelopment Communities	62,002
NOI for discontinued operations	4,500
Total NOI generated by real estate assets	535,623
NOI on encumbered assets	145,099
NOI on unencumbered assets	390,524

Unencumbered NOI	73%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2012, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2011 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Other Stabilized Communities are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2011, but have stabilized occupancy as of January 1, 2012. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year. While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates. While the Company establishes the classification of its communities on an annual basis, the Company may update the classification of its communities during the calendar year to the extent that its plans with regard to the disposition or redevelopment of a community change during the year.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Attachment 14

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy for a full calendar quarter or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.